SEC File Number:
                                                                       001-28675

                                                                   CUSIP Number:
                                                                       89601T102

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [X]Form 10-KSB [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form 10D
              [ ]Form N-SAR  [ ]Form N-CSR

              For Period Ended:                                December 31, 2006
                            ----------------------------------------------------

              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:
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              Read Instruction Before Preparing Form.  Please Print or Type.


              Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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              If the notification relates to a portion of the filing checked above, identify the items(s) to which the notification relates:
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

                                     PART I
                             REGISTRANT INFORMATION

Tribeworks, Inc.
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Full name of Registrant

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Former name if applicable

2001 152nd Avenue NE
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Address of principal executive office (Street and number)

Redmond, WA 98052
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City, State and Zip Code


                                     PART II
                             RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X]  (b)      The subject annual report, semi-annual report, transition
                    report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or
                    Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail why Forms 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      Although the management of Tribeworks, Inc. (the "Registrant") has been working diligently to complete all the required information for its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, our management does not believe the Form 10-KSB can be completed by the April 2, 2007 prescribed due date without unreasonable effort and expense.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

              Peter B. Jacobson              (425)               458-2360
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                  (Name)                  (Area Code)         (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                Tribeworks, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 2, 2007                    By:    /s/ Peter B. Jacobson
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                                              Name:  Peter B. Jacobson
                                              Title: Chief Executive Officer


                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).